Exhibit 99.2

FOR:	INTERPOOL, INC.

FOR IMMEDIATE RELEASE

CONTACT:	Mitchell I. Gordon Executive Vice President & Chief Financial Officer (212) 916-3284 Morgen-Walke Associates Investors: Christine Mohrmann, Lauren Levine Media: Steve DiMattia (212) 850-5600

INTERPOOL, INC. ANNOUNCES WITHDRAWAL OF REGISTRATION STATEMENT FOR PROPOSED COMMON STOCK OFFERING

PRINCETON, NJ, October 31, 2001 – Interpool, Inc. (NYSE: IPX) announced today that due to unfavorable market conditions, it has withdrawn its registration statement with the Securities and Exchange Commission for a proposed offering of 5,500,000 shares of common stock by the Company.

The registration statement was filed on August 3, 2001.

Martin Tuchman, Chairman and Chief Executive Officer of Interpool, commented: “Current stock market conditions have led us to withdraw our equity offering for the time being. Despite this, Interpool continues to grow its leadership positions in our core businesses. The combination of our strong, stable cash flow and existing credit facilities provide adequate capital to continue to grow our company.”

Interpool, originally founded in 1968, is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the United States and a world-leading lessor of cargo containers used in international trade. Interpool operates from over 90 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Note: This press release and other press releases and information can be viewed at the Company’s website at www.interpool.com.

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